Exhibit 99.1

National Holdings Announces Strategic Reorganization of Board of Directors and Expansion of Senior Management

NEW YORK, NY, June 12, 2018 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced a strategic reorganization of its Board of Directors and an expansion of its senior management team. As part of the reorganization and expansion, the following changes have been implemented:

●	Michael Mullen, current Chief Executive Officer of National Holdings Corporation, has become Chairman of the Board of Directors, as well as continues to serve as Chief Executive Officer

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Michael E. Singer, current Director of National Holdings Corporation, has become Executive Vice Chairman of the Board of Directors and also, joins the senior management team as the Chief Strategy Officer of National Holdings Corporation

●	Nassos Michas has joined the National Holdings Corporation Board as a Director

●	Michael S. Weiss, current Chairman of the Board of Directors of National Holdings Corporation, has retired from the National Board of Directors

Michael Mullen, Chairman and Chief Executive Officer of National Holdings Corporation, stated, “The outperformance seen over the past two years speaks volumes to the dedication and focus of the team, and as the team continues to grow and the emphasis remains on generating value for the clients, I feel confident the success will continue. I am extremely pleased to take on the new role of Chairman of National and to welcome the new team members who I am confident will provide a great deal of support and guidance over the years to come.”

Michael S. Weiss, Former Chairman of the Board of Directors of National, stated, “I am extremely pleased by the progress National has made since the closing of the Fortress Biotech tender less than two years ago. When I joined the board, my goal was to bring stability to a company that had faced some challenges and to support a new management team committed to quality and integrity. During my tenure, National has assembled a team of top-notch professionals and now, with the additions of Michael E. Singer and Nassos Michas, I am happy to pass along the Chairman role to Michael Mullen who will continue to lead the Company as CEO toward its goal of becoming a world-class financial services company.” Mr. Weiss continued, “National and their clients have supported my passion for developing drugs for unmet medical needs, and I look forward to continuing that relationship.”

Michael E Singer, Executive Vice Chairman and Chief Strategy Officer of National Holdings Corporation, stated, “I am thrilled to join the senior management team of National and move into the new role of Executive Vice Chairman.  The achievements I have witnessed during my board tenure and the dedication, focus and commitment of the National management team are truly remarkable. It has inspired me to join this team of highly driven professionals, and I look forward to sharing my expertise and innovative ideas with the National team.”

Nassos Michas, Director of National Holdings Corporation Board of Directors, stated, “I am pleased to join the dedicated National team at such an integral point in the Company’s lifecycle. I look forward to bringing to National my nearly three decades of experience and wisdom in the financial services industry.”

About Michael E. Singer

Mr. Singer serves as the Chief Strategy Officer and Executive Vice Chairman of National Holdings Corporation. He also serves on the Legal Committee of National Holdings’ Board. Mr. Singer most recently served as CEO and President of Ramius, at its peak, a $13 billion alternative investment advisory platform. As CEO of Ramius, Mr. Singer directed strategy and execution of the firm's business plan. During his tenure, he created a salesforce that raised more than $5 billion for the firm's investment teams and closed deals to onboard to the platform five talented hedge fund teams, including Margate Capital. Mr. Singer was Co-President of Ivy Asset Management, a Fund of Hedge Funds business with over $15 billion in assets. At Ivy, Mr. Singer established the firm’s strategic plan and ran the day-to-day activities. He began his career at Weiss, Peck & Greer, a $17 billion asset management firm, where he spent nine years and served as Senior Managing Director and Executive Committee Member. He oversaw day-to-day operations, new product development, client relationship management, hedge fund sales and risk functions. Mr. Singer received his J.D. from Emory University School of Law and his B.S. from Penn State University.

About Nassos Michas, CFA

Mr. Michas serves on the Board of Directors of National Holdings Corporation. He also serves as the Chairman of the Advisory Board to Juniper Investment Company, LLC and is the President of Masons Island LLC, a holding company investing in financial services firms. From 2001 to 2004, he was President and CEO of Robeco USA Inc. (Weiss, Peck & Greer), a $30 billion investment manager. Prior to that, he held a number of senior management positions at Merrill Lynch and Co., including Chairman of Merrill Lynch Banks. He joined Merrill Lynch and Co. in 1974 as an analyst, and was named twice in first place on the Institutional Investor All American Research Team. Mr. Michas holds a B.S. in Electrical Engineering from the University of Utah, an M.S. in Systems Theory and Control from the University of California at Berkeley, and an MBA from the Harvard Business School.

About National Holdings Corporation

National Holdings Corporation (NASDAQ: NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation and insurance, to corporations, institutions, high net-worth and retail investors. With over 1,000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, Gilman Ciocia, Inc. and GC Capital Corporation. Formed as a holding company in 1999, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.nhld.com Fortress Biotech, Inc. (NASDAQ: FBIO) through its affiliate FBIO Acquisition, Inc., is a majority shareholder of NHLD.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about National Holdings, Inc., its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond National Holdings, Inc.’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National Holdings, Inc.’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACTS:

Investor Relations:
Email: ir@nhldcorp.com
Telephone: +1 212 554 4351